Exhibit 99.1

Contact:

Segmentz, Inc.

Jeff Curry

269-695-4955

JeffC@express-1.com

SEGMENTZ, INC. NAMES NEW CHIEF FINANCIAL OFFICER

Company Also Relocates Headquarters; Announces Change to Board of Directors

BUCHANAN, Mich. – September 1, 2005 – Segmentz, Inc. (AMEX: SZI) announced today that it has named Mark Patterson as its new chief financial officer. Patterson, who brings nearly 20 years of finance experience to the role, replaces Andrew Norstrud.

Most recently, Patterson served a Director of Corporate Reporting for SIRVA, Inc. (NYSE: SIR), a multi-billion-dollar relocation services provider that operates a variety of brand names, most notably North American Van Lines. At SIRVA, he was responsible for SEC reporting and compliance issues. Prior to that, Patterson, 42, was Corporate Controller and Director of Financial Planning and Analysis with transportation company CRST International, Inc. Patterson also was previously Chief Financial Officer of Schilli Transportation Services, Inc., a transportation, warehousing and logistics company with annual sales in excess of $100 million. Prior to Schilli, he was Director of Treasury and Finance with US Xpress Enterprises.

“Mark brings a wealth of knowledge about both the transportation industry and public company reporting, which made him the ideal candidate to assume the financial reigns at Segmentz,” said Chief Executive Officer Michael Welch. “His considerable experience will be a strong asset as we focus on the continued growth of our expedited transportation services business.”

The company also announced today that it has completed the relocation of its headquarters from Tampa, Florida to Buchanan, Michigan. In conjunction with this move, Allan Marshall has resigned his seat on the Segmentz, Inc. Board of Directors. The company is in the process of seeking a new director.

“Our relocation to Michigan opens a new and exciting chapter in the company’s history,” Welch continued. “Buchanan has long been Express-1’s home and has served this business well through its years of growth. Our move enables Segmentz to eliminate redundant costs and operate in the heart of the Midwest, where a majority of our expedited transportation occurs.”

“We thank Allan for his years of service to the company as chief executive officer and, most recently, as a director. We wish him the best of luck in his future endeavors,” concluded Welch.

About Segmentz, Inc.

Segmentz, Inc. is a provider of premium transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 500 companies. The Company’s services place an emphasis on ground expedited, air expedited and special handling services. Other services include: regional trucking, dedicated delivery and supply chain management services. All Company services focus on same-day and next-day pick up and delivery, transporting the freight in exclusive use trucks. The Company is committed to a strategy of continued growth through a non-asset based model. The Company has a state of art 24/7 call center utilizing a world-class communications technology and dispatch infrastructure that covers the 48 states and Canada. Segmentz, Inc. is publicly traded on the American Stock Exchange under the symbol SZI. For more information about Express-1, the Company’s primary operating unit, visit http://www.express-1.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those related to the company’s future growth. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include the possibility that: it will be unable to continue to lower costs; the development and customers’ acceptance of its transportation products, including acceptance by key customers, will not be up to Company standards; it will experience pricing pressures; technology changes rapidly in the industry; growth of the transportation and third-party logistics market, increased competition; it will be unable to attract and retain qualified personnel; it will be unable to identify and successfully consummate future acquisitions; adverse changes in customer order patterns take place; and that adverse changes take place in general economic conditions in the U.S. and internationally. These and other risks are detailed from time to time in Segmentz Inc.’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2004. This filing can be accessed at a website maintained by the SEC at www.sec.gov.